Exhibit 10.20

KEY EMPLOYEE SUPPLEMENTAL INCOME PROGRAM

AGREEMENT (SIP)

THIS AGREEMENT (the “Agreement”) is entered into this 1st day of January, 2004, by and between Post, Buckley, Schuh & Jernigan, Inc. (“PBS&J” or “the Company”) and The PBSJ Corporation (“PBSJ Corp”), Florida corporations with principal offices in Miami, Florida (collectively referred to herein as the “Corporation”), and Todd J. Kenner, a resident of the State of Nevada (hereinafter referred to as the “Participant”) and sometimes referred to collectively as “the Parties.” The term “PBS&J” shall include its subsidiaries and affiliates.

WHEREAS, PBS&J is engaged in providing consulting engineering services, including but not limited to design, planning, surveying, and allied professional services; and

WHEREAS, the Board of Directors of The PBSJ Corporation has approved The PBSJ Corporation Key Employee Supplemental Option Plan (KESOP) (hereinafter “the Plan”), a section of which is known as Tier 2. Tier 2 known as the Key Employee Supplemental Income Program or SIP (the “Program”) is designed to allow a participating PBS&J officer to extend the leadership phase of his/her PBS&J career all the way to Retirement from PBS&J and thus receive an annual financial reward commencing at Retirement and extending into his/her early retirement years.

WHEREAS, Participant is currently a Participant under the 1988 Supplemental Income Plan of The PBSJ Corporation with an Agreement dated August 23, 1996 and an Amendment dated January 1, 2000;

WHEREAS, the Board of Directors of The PBSJ Corporation has determined, in its sole discretion, that the Participant satisfies the eligibility requirements for participation in Tier 2 of the Plan as set forth below and Participant shall be “grandfathered” into the new KEY EMPLOYEE SUPPLEMENTAL OPTION PLAN (KESOP) with this Agreement replacing the earlier Amendment dated January 1, 2000. Upon execution of this Agreement the prior Amendment shall be null and void.

NOW, THEREFORE, pursuant to Article 4 of the Plan and in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	“Beneficiary” shall mean the person or persons who shall receive a benefit under this Program as the result of a Participant’s death.

1.2	“Benefit” shall mean the supplemental retirement income provided under Tier 2, SIP.

1.3	“Benefit Commencement Date” shall mean the date upon which a Participant eligible to receive a benefit under the Plan Retires from his/her employment with the Company and commences to receive such benefit. The Benefit Commencement Date shall not precede a Participant’s 56th birthday. In the case of a Participant who becomes disabled the Benefit Commencement Date shall have the meaning set forth in Section 4.5 of the Plan.

1.4	“Board” shall mean the Board of Directors of The PBSJ Corporation.

1.5	“Company” or “PBS&J” shall mean Post, Buckley, Schuh & Jernigan, Inc., a subsidiary or affiliate.

1.6	“Corporation” shall mean The PBSJ Corporation.

1.7	“Participant” shall mean any employee of the Company, a subsidiary, or affiliate who is participating in this SIP Program.

1.8	“Plan” shall mean The PBSJ Corporation Key Employee Supplemental Option Plan as amended from time to time.

1.9	“Retirement” or “Retires” shall mean termination of employment and of the practice of engineering or such other discipline that Participant practices on behalf of PBS&J.

1.10	“Service” shall mean the number of years and fractions thereof, which represent the continuous employment of a Participant by the Company, a subsidiary or affiliate.

1.11	The use of the masculine gender in the provisions of this Plan shall be deemed to include the feminine gender unless the context indicates otherwise.

ARTICLE 2

ELIGIBILITY

2.1	Eligibility.

(a)	The Participant shall be eligible to receive the full amount of the Benefit designated in this Agreement if the Participant has reached the age of fifty-six (56) and been in the Program for ten (10) years. The date of entry into the Program will be the date the Parties hereto entered into an Agreement establishing the Participant’s Benefit amount.

(b)	If Participant has reached age 56 for vesting in the Benefit but has not been in the Program the requisite ten (10) years and decides to Retire before attaining 10 years in the Program, the Participant will receive an annual payment on a pro rata basis determined by Participant’s tenure in the 10 year vesting requirement. [By way of example only, a Participant Retiring at age fifty-eight (58) and having only six (6) years in the Program would receive 60% of the annual Benefit provide in this Agreement.]

(c)	Annual Benefit amounts while Participant is in the Program and before Retirement will increase by the 3% COLA each year, starting with the first anniversary of this agreement.

2.2	Amount of Benefit. The amount of Participant’s Annual Benefit payable under this Agreement shall be Forty Thousand Dollars ($40,000) payable in monthly installments commencing on the Benefit Commencement Date for a period often (10) years. The Corporation shall withhold applicable federal, state and local taxes from the amounts due pursuant to the payment of any Benefit hereunder to the extent such withholding is required by reason of such laws.

2.3	Forfeiture.

(a)	To be eligible to receive the Benefit once the vesting requirements have been met and Participant has Retired, the Participant must not act in any capacity for any business enterprise which competes in a substantial degree with the Company or any subsidiary or affiliate thereof, nor engage in any activity which involves substantial competition with the Company for a period of one (1) year after Retiring from the Company without the consent of the Company. Such consent shall not be withheld unless Participant’s competitive activities on behalf of another employer could be reasonably expected to significantly impact in an adverse manner the operations of the Division in which the Participant had been assigned prior to Retirement.

Participant acknowledges that his/her services under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, and that a breach by Participant of this Section 2.3 could cause the Company irreparable injury and damage and would therefore, cause a breach of this Agreement.

(b)	Participant agrees not to reveal to any third party any trade secrets or other confidential or proprietary information of the Company, including but not limited to, client lists, operational methods, financial information or other information the Company generally regards and protects as confidential and proprietary.

(c)	If Participant should violate subsections (a) and/or (b) above without the consent of the Company, such Participant’s entire or remaining Benefit payments, as the case may be, shall be forfeited.

(d)	The Corporation shall stop payments to Participant hereunder if Participant is involved in fraud, or if the Corporation determines that Participant has been grossly negligent or has been engaged in willful misconduct in the course of his/her employment. Nothing contained in this Agreement shall in any way be construed to limit or otherwise waive the legal or equitable rights or remedies of the Corporation to recoup monies paid hereunder to Participant if the Corporation determines that it is entitled to such recoupment.

2.4.	Disability Benefits.

(a)	Disability Before Ten Years Participation. If Participant becomes disabled or suffers from a disability prior to meeting either the age 56 requirement or 10 years in the Program, he/she shall be entitled to receive a Benefit amount equal to that which the Participant would have been eligible to receive had he/she Retired on the same date as the date of determination of the disability. The Benefit amount shall be calculated according to the provisions of paragraph 2.1(b). Said amount would be payable for ten (10) years commencing upon Participant’s determination of disability, provided, however, that Participant must have been in the Program for at least 6 months.

Periods of temporary Disability and leaves of absence granted by the Company shall not be deemed to interrupt continuous employment.

A Participant shall be deemed Disabled or suffering from a Disability (herein referred to as “Disability” or “Disabled”) if, as a result of injury, sickness, or disease, he is prevented from performing all of the material duties of his/her regularly assigned responsibilities with the Company for a period of ninety (90) consecutive days or more. The Company shall make the determination of whether such person is Disabled for purposes of this Agreement.

(b)	Disability After Ten Years Participation. If a Participant becomes disabled or suffers from a disability after meeting the age 56 and 10 year tenure requirement for receiving his/her designated Benefit hereunder but before Benefit payments have commenced, the Participant shall be entitled to receive payments starting immediately for the entire 10-year Benefit period. The annual amount thereof shall be equal to the annual Benefit Level amount that the Participant was entitled to receive upon Retirement.

2.5	Death Benefits.

(a)	Death Before Ten Years Participation. If a Participant’s death occurs prior to Retirement, his/her Beneficiary shall be entitled to receive a Death Benefit (hereinafter referred to as the “Death Benefit”) in an amount equal to that which the Participant would have been eligible to receive had he/she Retired on the same date as the date of death. The amount would be calculated according to the provisions of paragraph 2.1(b). Said amount would be payable for ten (10) years commencing upon Participant’s Death, provided, however, that Participant must have been in the Program for at least 6 months.

(b)	Death After Ten Years Participation. If Participant’s death occurs after meeting the age 56 and 10-year tenure requirement for receiving his/her designated Benefit hereunder but before Benefit payments have commenced or before he has received all payments hereunder, Participant’s Beneficiary shall be entitled to receive payments starting immediately for the entire Benefit period. The annual amount thereof shall be equal to the annual Benefit amount (or Disability) that Participant had been receiving or was entitled to receive.

2.6	Suicide Disqualification. Notwithstanding Section 2.4 hereof, no Benefits shall be payable to a Beneficiary if Participant’s death resulted from suicide within two (2) years after he/she becomes a Participant.

2.7	Designation of Beneficiary. Participant, immediately upon becoming a Participant, shall designate in writing the Beneficiary who shall receive a Benefit as a result of his/her death. Participant may change the Beneficiary from time to time, as his/her discretion, by notifying the Company in writing.

In the event the Beneficiary dies before all Benefit payments to which the Beneficiary is entitled are made hereunder, the remaining payments shall be paid to the personal representative of the Beneficiary’s estate in accordance with applicable state law. If Participant fails to designate a Beneficiary, or if no Beneficiary survives Participant, the Benefit payments due hereunder shall be made to the personal representative of Participant’s estate in accordance with applicable state law.

ARTICLE 3

DISPUTE RESOLUTION

3.1	In the event Participant (or a Beneficiary) does not receive a distribution of a Benefit to which he believes he is entitled, he may present a claim to the Board of Directors of The PBSJ Corporation. The claim must be in writing and addressed to the Corporation.

The decision of the Board shall be made within sixty (60) days after receipt of a request for review and shall be communicated in writing to Participant (or a Beneficiary). Such written notice shall set forth the basis for the Board’s decision. If there are special circumstances (such as the need for a hearing) which require an extension of time for completing the review, the Board’s decision shall be rendered not later than one hundred twenty (120) days after receipt of a request for a review.

Should Participant reject the Board’s determination, the Parties will attempt to resolve their differences through mediation using a mutually agreed upon mediator whose costs shall be shared equally by the Parties. If the Parties cannot resolve the issue through mediation and one Party institutes litigation it must be filed with a court of competent jurisdiction with venue in Miami-Dade County, Florida unless the Parties agree on another venue.

In any litigation involving this Agreement, the prevailing party will be entitled to receive its reasonable attorneys’ fees and costs including any appellate proceedings.

ARTICLE 4

MISCELLANEOUS

4.1	Assignment. Neither Participant nor any designated Beneficiary, nor any other payee under this Agreement, shall have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any Benefit payable hereunder, nor shall any Benefit payable be subject to seizure for the payment of any debts or judgments of any payee or be transferable by Participant to any payee by operation of law in the event of such person’s bankruptcy, insolvency or otherwise.

4.2	Employment Rights. This Agreement and the Plan shall not be deemed to create a contract of employment between the Corporation and Participant, and shall create no right for Participant to continue in the Corporation’s employ for any specific period of time, or to create any other rights in Participant or obligations on the part of the Corporation, except as are set forth herein or in the Plan, nor shall this Agreement or the Plan restrict the right of the Corporation to discharge or terminate Participant.

4.3	Termination of the Plan. Participant acknowledges and agrees that the Corporation through its Board of Directors, has the right to amend, alter, modify or revoke the Plan for all participating employees at any time, without the approval of the shareholders of The PBSJ Corporation, except as specifically set forth in the Plan.

4.4	Participation in Other Employee Benefit Plans. Any Retirement or Disability compensation payable under this Agreement shall not be deemed salary or other compensation to Participant for the purpose of computing benefits to which he/she may be entitled under any pension plan or other arrangement of the Corporation for the benefit of its employees. Nothing contained herein shall in any manner modify, impair or affect the existing or future right or interest of Participant to receive any employee benefits to which he/she would otherwise be entitled, or as a participant in any future incentive profit-sharing or bonus plan, stock option plan or pension plan of the Corporation applicable generally to salaried employees. The rights and interests of Participant to any employee benefits or as a participant or beneficiary under any or all such plans shall continue in full force and effect unimpaired, and Participant shall have the right at any time hereafter to become a participant or beneficiary under or pursuant to any and all such plans.

4.5	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without regard to the conflicts of laws thereof. All lawsuits and other proceedings related to this Agreement or the transactions herein described shall be commenced in a court of competent jurisdiction in Miami-Dade County, Florida unless the parties mutually agree otherwise.

4.6	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered and given for all purposes, if delivered personally to the party or to an officer of the party to whom the same is directed, or, whether or not the same is actually received, if sent by registered or certified mail, postage and charges prepaid, properly addressed to the addressee’s last known address.

4.7	Integrated Agreement. This Agreement and the Plan constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.

4.8	No Oral Modification. No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the Party or Parties sought to be charged therewith. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any breach or condition of this Agreement or of any other subsequent breach or condition, whether of like or different nature.

4.9	Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Corporation, its representatives, successors and assigns, and to Participant, his/her heirs and personal representatives and/or designated beneficiaries. The Corporation and Participant agree to execute any instruments and to perform any acts, which are or may become necessary to effectuate this Agreement and to fulfill its terms.

4.10	Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the respective Corporation has caused this Agreement to be executed by its duly authorized officer and Participant has hereunto set his/her hand and seal as of the date first written above.

Attest:		Post, Buckley, Schuh & Jernigan, Inc.

By:	/s/ Charles D. Nostra	By:
	Charles D. Nostra, Assistant Secretary	Its:

Attest:		The PBSJ Corporation

By:	/s/ Becky S. Schaffer	By:	/s/ Richard A. Wickett
	Assistant Secretary	Its:

Witness:		Todd J. Kenner

/s/ Todd. J. Kenner

BENEFICIARY

In the event of my death, I hereby designate Sally Kenner (name), Wife (relation) to receive the deferred compensation payments provided for in the forgoing Agreement. In the event that said beneficiary does not survive me, the payments shall be made to Todd & Sally Kenner Family Trust (name), ___________________ (relation). In the event neither beneficiary designated above shall survive me or if neither beneficiary designated above can be located, all benefits to which I may from time to time be entitled shall be payable to the personal representative of my estate in accordance with applicable state laws.

EMPLOYEE

/s/ Todd. J. Kenner

Date: 8/9/2004

Witness

Witness